September 24, 2004


Ms. Monique Marcus
5707 Trafton Place
Bethesda, MD  20817

Dear Monique:

On behalf of InteliData, I am pleased to offer you the position of Vice President of Finance reporting to Al Dominick. Your anticipated start date will be Tuesday, October 12, 2004. Your salary will be paid at a rate of $140,000 per year based on a work week of approximately 30 hours. This offer is not a guarantee of continued employment and does not change your employment at-will status.

As discussed, Mr. Dominick will recommend to the Board of Directors, your inclusion in the 2004 Key Employee Change Of Control Program which has been adopted by the Compensation Committee.

In addition, Mr. Dominick will recommend at the next Board of Directors meeting that the Compensation Committee grant you the option to purchase 100,000 shares of InteliData common stock at an exercise price equal to the closing price of InteliData's stock on your start date as reported on the Nasdaq national market stock exchange. Stock Options are subject to Board approval and will vest according to the plan vesting schedule.

Your total compensation will also include a comprehensive benefits package, of which you will be eligible to participate in the 401(k), medical, dental, and other health and welfare plans. You will accrue Paid Time Off at a prorated rate.

As a condition of employment you will need to complete and bring with you on your first day a signed Non-Disclosure Agreement. You will also be required to provide verification that you are eligible to work in the United States as required on the I-9 Form.

To confirm your acceptance of this position, please fax a signed copy to me at
(703) 259-3060 no later than September 29, 2004. This is a confidential fax number.

Monique, on behalf of InteliData, we look forward to welcoming you as a member of our team.

Sincerely,



Lisa C. Bontemps
Human Resources Manager



/s/ Monique Marcus                    9/29/04                          10/12/04
----------------------                ---------------                  ---------
Accepted by                                Date                      Start Date



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